EXHIBIT 99.1

SigmaTron International, Inc. Reports Third Quarter Financial Results for Fiscal 2011

ELK GROVE VILLAGE, Ill., March 8, 2011 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (Nasdaq:SGMA), an electronic manufacturing services company, today reported revenues and earnings for the third quarter ended January 31, 2011.

Revenues increased to $36.9 million for the third quarter fiscal 2011 from $30.6 million for the same quarter in the prior year. Net income decreased to $254,818 in the fiscal 2011 period compared to $415,468 for the same period in the prior year. Basic and diluted earnings per share were $0.07 for the quarter ended January 31, 2011, compared to $0.11 for the same quarter in fiscal 2010.

For the nine months ended January 31, 2011, revenues increased to $113.2 million compared to $87.5 million for the same period ended January 31, 2010. Net income for the same period in fiscal 2011 was $1,698,857 compared to $530,291 for the same period in the prior year. Basic and diluted earnings per share for the nine months ended January 31, 2011, were $0.44 compared to $0.14 and $0.13, respectively, for the nine months ended January 31, 2010.

Commenting on SigmaTron's third quarter and nine month results, Gary R. Fairhead, President and Chief Executive Officer, said, "I am pleased to report a profit for our third quarter of fiscal 2011, but the amount of the profit did not meet our expectations. Several items negatively affected our results both expected and unexpected. The weakening of the U.S. dollar had an unexpected and significant negative effect on the quarter. We incurred a pre-tax expense of $229,459 during the quarter due to currency exchange rates driven primarily by the relationship to the New Taiwan Dollar. Our international purchasing office in Taiwan sources components for all of our locations and their accounts payable, were primarily affected.

"The expected negative developments were the customary calendar year end slow down due to the holidays and customers adjusting inventory levels. Also, negotiated price reductions starting in 2011 affected margins. Finally, and unexpectedly, many new programs with existing and new customers were delayed for various reasons, resulting in lower revenue than anticipated.

"Going forward, we expect continued pressure on our margins as raw material costs continue upward and we have limited or delayed ability to pass along the increases to our customers. We continue to work with our customers and vendors in efforts to take out cost and to try to minimize the effect on margins. We also need to grow revenue, diversify our markets served, which should help us manage the situation. However, some of our new programs will not be significant revenue contributors until later this calendar year.

"I am pleased to report that during the quarter we extended our credit arrangement with Wells Fargo Bank to September 2013. I want to thank Wells Fargo for their continuing support of SigmaTron and for working with us as we look to grow our revenue stream.

"While I believe that the economy in general has stabilized for our customer base, we also expect that there will continue to be challenges in the area of currency exchange rates, margins and supply chain. I expect that short term, our results will be negatively affected by all of these factors. However, we are excited about new programs that have been awarded with existing and new customers, several of which are in the medical and defense markets. I believe that long term these new markets will be important to SigmaTron."

Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna and Tijuana, Mexico; Union City, California; and Suzhou-Wujiang, China. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Taipei, Taiwan.

Note: This press release contains forward-looking statements. Words such as "continue," "anticipate," "will," "expect," "believe," "plan," and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the Company. Because these forward-looking statements involve risks and uncertainties, the Company's plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the risks and uncertainties inherent in the Company's business including, but not necessarily limited to, the Company's continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from our customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of our operating results; the results of long-lived assets impairment testing; the variability of our customers' requirements; the availability and cost of necessary components and materials; the ability of the Company and our customers to keep current with technological changes within our industries; regulatory compliance; the continued availability and sufficiency of our credit arrangements; changes in U.S., Mexican, Chinese or Taiwanese regulations affecting the Company's business; the turmoil in the global economy and financial markets; the stability of the U.S., Mexican, Chinese and Taiwanese economic, labor and political systems and conditions; currency exchange fluctuations; the expenses and savings from the relocation of our Hayward, California facility to Union City, California; and the ability of the Company to manage its growth. These and other factors which may affect the Company's future business and results of operations are identified throughout the Company's Annual Report on Form 10-K and as risk factors and may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

Financial tables to follow...

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	January 31,	January 31,	January 31,	January 31,
	2011	2010	2011	2010

Net sales	$36,934,982	$30,599,499	$113,191,548	$87,493,820

Cost of products sold	33,519,936	27,219,708	100,892,328	78,570,880

Gross profit	3,415,046	3,379,791	12,299,220	8,922,940

Selling and administrative expenses	2,691,460	2,503,571	8,734,478	7,448,821

Operating income	723,586	876,220	3,564,742	1,474,119

Other expense	318,983	211,860	867,948	627,519

Income from operations before income tax	404,603	664,360	2,696,794	846,600

Income tax expense	149,785	248,892	997,937	316,309

Net income	$254,818	$415,468	$1,698,857	$530,291

Net income per common share -- basic	$0.07	$0.11	$0.44	$0.14

Net income per common share -- assuming dilution	$0.07	$0.11	$0.44	$0.13

Weighted average number of common equivalent
shares outstanding - assuming dilution	3,886,181	3,873,531	3,882,066	3,853,902

CONDENSED CONSOLIDATED BALANCE SHEETS

	January 31,	April 30,
	2011	2010

Assets:

Current assets	$74,912,374	$69,332,932

Machinery and equipment-net	26,768,598	25,176,664

Intangible assets	237,415	363,671
Other assets	681,345	822,341

Total assets	$102,599,732	$95,695,608

Liabilities and shareholders' equity:

Current liabilities	$20,802,278	$27,165,130

Long-term obligations	32,426,147	20,867,271

Stockholders' equity	49,371,307	47,663,207

Total liabilities and stockholders' equity	$102,599,732	$95,695,608
CONTACT: SigmaTron International, Inc.
         Linda K. Frauendorfer
         1-800-700-9095